Exhibit 5.1

February 26, 2021

Property Solutions Acquisition Corp. II

654 Madison Avenue, Suite 1009

New York, New York 10065

Re:        Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-333-252763) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offering by Property Solutions Acquisition Corp. II, a Delaware corporation (the “Company”), of up to 28,750,000 units, including units purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company (collectively, the “Units”), with each Unit consisting of one share of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”) and one-fourth of one redeemable warrant of the Company, each whole warrant entitling the holder thereof to purchase one share of Common Stock (the “Warrants”). The Registration Statement also relates to the registration of the shares (the “Warrant Shares”) of Common Stock issuable upon exercise of the Warrants.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law, and, as to the Units and the Warrants constituting legally binding obligations of the Company, the law of New York.

Based on the foregoing, we are of the opinion that:

1.	When the Units are delivered and paid for in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery thereof by Continental Stock Transfer & Trust Company, as transfer agent, the Units will be valid and binding obligations of the Company.

2.	When the shares of Common Stock included in the Units are delivered and paid for as part of the Units in accordance with the Underwriting Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

3.	When the Warrants included in the Units are delivered and paid for as part of the Units in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery of such Warrants by Continental Stock Transfer & Trust Company, as warrant agent, the Warrants will constitute valid and binding obligations of the Company.

4.	Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions expressed in this opinion letter are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). We note that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP